Exhibit 99.1

Lexmark announces fourth quarter and full year results

•	Lexmark reports fourth quarter revenue of $1.37 billion and EPS of $0.71
•	Company generates cash of $213 million during the fourth quarter
•	Restructuring plan expected to save approximately $80 million per year

LEXINGTON, Ky., Jan 24, 2006 - Lexmark International, Inc. (NYSE: LXK) today announced financial results for the fourth quarter of 2005. Fourth-quarter revenue was $1.37 billion compared to $1.54 billion last year, a decline of 12 percent. Earnings per share were $0.71 compared to $1.18 last year.

In the fourth quarter, year-over-year business segment revenue of $693 million was down 12 percent, and consumer segment revenue of $672 million was down 11 percent. Revenue in both segments was lower principally due to hardware price declines, lower hardware unit sales, and weak supplies sales.

Gross profit margin declined to 28.3 percent in the fourth quarter of 2005 from 32.0 percent in the same period last year, mostly driven by lower product gross margins. Operating expenses as a percent of revenue increased to 20.0 percent versus 19.2 percent last year due to the decline in revenue outpacing the reduction in operating expenses.

Fourth-quarter net cash provided by operating activities was $213 million. Capital expenditures for the quarter were $48 million, and Lexmark repurchased $200 million of its stock during the quarter. The company’s remaining share repurchase authorization was $331 million at quarter end. On January 20, 2006, the company’s board of directors increased its share repurchase authorization by $1.0 billion, resulting in a total repurchase authorization of $1.3 billion.

The company also announced a restructuring plan today to improve its cost and expense structure. The restructuring actions will eliminate or transfer approximately 1,350 positions, with about 825 positions being eliminated, and approximately 525 positions being transferred from various locations worldwide primarily to low cost countries. This plan includes:

•	Consolidation of its manufacturing capacity including the closure of the company’s Rosyth, Scotland, inkjet cartridge manufacturing facility.
•	Reduction of operating expenses focused in the areas of supply chain, G&A as well as marketing and sales functions.
•	Freezing its U.S. pension plan and enhancing its corporate 401(k) contribution.
•
The company estimates that these actions will cost approximately $130 million pre-tax, of which $80 million is cash. Annual savings from the restructuring and pension plan changes should approximate $80 million per year, with 2006 savings of approximately $50 million.

"Although our fourth quarter EPS results were better than expected, they were significantly below a year ago, reflecting a continuation of very challenging business conditions. While we are taking steps to improve our cost and expense structure, at the same time we are committed to maintaining our strategic investments in new product development and branding to strengthen our positioning in growth market segments in which we are currently underrepresented," said Paul J. Curlander, Lexmark chairman and chief executive officer.

New All-in-Ones strengthen company’s SOHO position
As a result of the company’s continued strategic focus on increasing its penetration in growth segments, Lexmark strengthened its position in the small office/home office market with the recent announcement of two new all-in-ones, the Lexmark X7350 and Lexmark X8350.

The Lexmark X7350 Office All-in-One printer announced earlier this month, affordably priced at under $150, demonstrates business-class performance as it leads this class of products with up to 25 pages per minute (ppm) black and 19 ppm color, and a 50 page automatic document feeder (ADF). Priced at under $200, the Lexmark X8350 Office All-in-One Plus Photo announced in November also offers full photo capabilities with its 2.4-inch color LCD, PictBridge, and photo card slots. Both the X7350 and X8350 are network capable, with optional Ethernet and wireless adapters.

Full Year 2005 Financial Results
Revenue for the full year ending December 31, 2005, was $5.22 billion, down 2 percent compared to the same period last year. Gross profit margin was 31.3 percent, compared to 33.7 percent a year ago. EPS were $2.91, down $1.37 year-over-year. EPS would have been $3.33 without the second quarter tax cost of $0.42 per share resulting from the approval to repatriate $684 million during 2005 under the American Jobs Creation Act.

Looking forward
In the first quarter, the company expects revenue to decline in the high-single digit to low-double digit range year over year. It expects first quarter 2006 EPS to be in the range of $0.60 to $0.70, excluding restructuring charges of approximately $0.33 per share, excluding a one-time curtailment gain of $0.06 per share, and including FAS123R options expenses of $0.06 per share. GAAP EPS in the first quarter of 2006 are expected to be in the range of $0.33 to $0.43. GAAP EPS in the first quarter of 2005 were $0.96.

Conference Call
The company will be hosting a conference call with securities analysts today at 8:30 a.m. Eastern Time. A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-338-6461 or the replay shortly afterward by calling 877-519-4471 using access code 6878009. The telephone replay of the conference call will be available until noon on Tuesday, January 31, 2006.

Supplemental information slides will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. makes it easier for businesses and consumers to move information between the digital and paper worlds. Since its inception in 1991, Lexmark has become a leading developer, manufacturer and supplier of printing and imaging solutions for customers in more than 150 countries. Lexmark reported $5.2 billion in revenue in 2005, and can be found on the Internet at www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, supplies consumption, management of the company’s and resellers’ inventory levels, aggressive pricing from competitors and resellers, market conditions, the impact of competitors’ products, market acceptance of new products and pricing programs, unforeseen cost impacts including those as a result of new legislation, litigation or actions taken to maintain a competitive cost and expense structure, increased investment to support product development and marketing, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, competition in aftermarket supplies, changes in a country’s or region’s political or economic conditions, currency fluctuations, China’s revaluation of its currency, financial failure or loss of business with a key customer, reseller or supplier, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, conflicts among sales channels, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, difficulties or delays in software and information systems implementations, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31

	2005	2004	2005	2004

Revenue	$1,365.3	$1,543.9	$5,221.5	$5,313.8
Cost of revenue	978.6	1,049.9	3,585.9	3,522.4

Gross profit	386.7	494.0	1,635.6	1,791.4

Research and development	83.9	85.7	336.4	312.7
Selling, general and administrative	189.0	211.5	765.5	746.6
Operating expense	272.9	297.2	1,101.9	1,059.3

Operating income	113.8	196.8	533.7	732.1

Interest (income) expense, net	(5.6)	(5.8)	(26.5)	(14.5)
Other expense (income), net	1.1	(0.8)	6.5	0.1

Earnings before income taxes	118.3	203.4	553.7	746.5

Provision for income taxes	36.0	48.4	197.4	177.8
Net earnings	$82.3	$155.0	$356.3	$568.7

Net earnings per share:

Basic	$0.72	$1.20	$2.94	$4.38

Diluted	$0.71	$1.18	$2.91	$4.28

Shares used in per share calculation:

Basic	114.9	129.0	121.0	129.7

Diluted	115.3	131.5	122.3	132.9

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	December 31	December 31
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$168.3	$626.2
Marketable securities	720.5	940.5
Trade receivables, net	650.9	744.4
Inventories	409.2	464.9
Prepaid expenses and other current assets	220.7	224.9
Total current assets	2,169.6	3,000.9

Property, plant and equipment, net	832.2	792.2
Other assets	328.3	331.2
Total assets	$3,330.1	$4,124.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$-	$1.5
Accounts payable	572.8	670.6
Accrued liabilities	660.9	795.6
Total current liabilities	1,233.7	1,467.7

Long-term debt	149.6	149.5
Other liabilities	518.1	424.2
Total liabilities	1,901.4	2,041.4

Stockholders' equity:
Preferred stock	-	-
Common stock and capital in excess of par	833.7	1,077.7
Retained earnings	988.8	2,663.7
Treasury stock, net	(230.5)	(1,493.2)
Accumulated other comprehensive loss	(163.3)	(165.3)
Total stockholders' equity	1,428.7	2,082.9
Total liabilities and stockholders' equity	$3,330.1	$4,124.3